Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REPORT ON SCHEDULES
To the Board of Directors and Stockholders of
Rocky Shoes & Boots, Inc.
We consent to the use in these Registration Statements No. 33-65052, 333-4434, 333-67357, 333-107568 and 333-121756 on Form S-8 of our reports dated March 14, 2006, relating to the consolidated financial statements of Rocky Shoes & Boots, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K for the year ended December 31, 2005.
Our audits of the consolidated financial statements referred to in our aforementioned report also included the consolidated financial statement schedules of Rocky Shoes & Boots, Inc., listed in Item 15. These consolidated financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects, the information set forth therein.
/s/ Deloitte & Touche LLP
Columbus, Ohio
March 14, 2006